EXHIBIT 10.3

Quantity information in Section 2.4 and quantity and pricing information on Exhibit B to this Agreement has been excluded because it is not material and would be competitively harmful if publicly disclosed.

SUPPLY AND PRIVATE LABEL AGREEMENT

This supply and private label agreement (“Agreement”) is entered into as of 12th day of November, 2018 by and between LD Technology, LLC, a Florida limited liability company having its principal place of business at 100 North Biscayne Blvd, Suite 502, Miami, Florida, 33132 (“LD Technology”), and Nature’s Best Brand, Inc., a Florida corporation having its principal place of business at 305 W. Woodard, Suite 221, Denison TX 75020 (“Nature’s Best”). LD Technology and Nature’s Best are sometimes collectively referred to herein as the “Parties” and each, individually, as a “Party.”

RECITALS

WHEREAS, Nature’s Best is looking to market diagnostic equipment, including the Product, as hereinafter defined; and

WHEREAS, LD Technology manufactures, markets and sells medical devices and is willing to sell to Nature’s Best, on a private label basis, the Product, and Nature’s Best is willing to purchase the Product from LD Technology, all upon the terms and subject to the conditions of this Agreement.

WHEREFORE, the Parties do hereby agree as follows:

1. Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms, whenever capitalized in this Agreement, shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to a Party, any person that controls, is controlled by, or is under common control with, a Party. For purposes of this Agreement, control of a person shall mean either (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the person, (b) a greater than fifty percent (50%) or greater interest in the equity of the person or (c) the ability to control the person by contract, board representation or otherwise.

1.2 “Confidential Information” shall have the meaning set forth in Section 10.1 of this Agreement.

1.3 “Enhanced Product” shall mean any modification to the Product which enhance its capabilities or which include improvements in the technology incorporated in the Product.

1.4 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereof.

1.5 “Good Manufacturing Practices” shall mean the applicable United States laws, regulations, practices, medical device industry standards and requirements in force from time to time during the Term that apply to the manufacturing of the Product, including without limitation the requirements of the Federal Food, Drug, and Cosmetic Act 21 C.F.R. Part 820 -- “Quality System Regulation”; and FDA guidance documents.

1.6 “Infringement Claim” shall mean a claim that the Product infringes upon the Proprietary Rights of any third party; it being understood that any claim relating to Nature’s Best’s trademarks shall not constitute an Infringement Claim.

1.7 “Know-how” shall include, but not be limited to, any proprietary know-how, use and applications know-how, technical information, product formulae and formulations, inventions, manufacturing processes, data, techniques, technology, toxicological and ecological data and information, trade secrets and similar information and materials recording or evidencing LD Technology’s proprietary expertise relating to the Product and the Specifications, regardless of whether such information is patentable; any information or other information contained in any patent application, regardless of whether a patent is ever issued with respect to such application, results of studies and surveys, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts and all other proprietary and technical information, material and developments relating to the Product or otherwise owned by LD Technology.

1.8 “Know-how Documentation” shall mean all software, including source codes and object codes, all designs, manuals and materials, all trade secrets, all applications for copyrights or patents and all patent, trademark, trade dress, copyright or other intellectual property rights relating to LD Technology’s Proprietary Rights, whether such information is in oral, written, tangible, graphic or electronic form, and whether such information is copyrighted or categorized as a trade secret or know-how.

1.9 The term “person” shall be broadly construed to include any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

1.10 “Private Label Indicia” shall mean the use on and in the Product of Nature’s Best name and trademarks as provide in Section 2.1.

1.11 “Product” shall mean LD Technology’s TM-Flow System, which are to be manufactured in accordance with the Specifications, and any Enhanced Product. References in this Agreement to the Product shall include any Enhanced Product.

1.12 “Proprietary Rights” shall mean patent, trademark, trade secret, trade dress, databases, copyright, or other proprietary or intellectual property rights.

1.13 “Regulatory Standards” shall mean Good Manufacturing Practices, ISO 9001 requirements and other applicable laws, rules, regulations, guidance documents, and standards of the FDA, as well as any other applicable regulatory standards with respect to the Products, as such requirements may change from time to time.

1.14 “Specifications” shall mean the written specifications for the Product that are existing as of date of this Agreement and are set forth on Exhibit A to this Agreement or they may be revised with respect to any Enhanced Product.

1.15 “Term” shall have the meaning set forth in Section 9.1.

1.16 “Third Party” shall mean an entity or person other than LD Technology, Nature’s Best or their respective Affiliates.

1.17 “LD Technology’s Intellectual Property” shall mean all of LD Technology’s Intellectual Property, whether tangible or intangible, including the Know-how, Know-how Documentation, Specifications and LD Technology’s Proprietary Rights.

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1.18 “Warranty Claim” shall mean any claim under LD Technology’s warranty, including any claim that any Product is defective.

2. Purchase and Sale

2.1 Private Label. On and subject to the terms of this Agreement, LD Technology will manufacture and sell Products to Nature’s Best which will bear the product name “PC8B” in place of LD Technology’s product name, presently “TM-Flow.” The change of name shall be reflected on the physical Product as well as on the software and screen displays associated with the Product. Except as otherwise required by law, the Product shall have Nature’s Best name, address and website instead of that of LD Technology.

2.2 Pin Code. LD Technology shall develop and include as part of the Product a pin code for use in the rental by Nature’s Best of the Product and software for the first activation of the pin code.

2.3 Purchase and Sale. Subject to the terms and conditions of this Agreement, LD Technology shall manufacture the Product in accordance with the Specifications and Good Manufacturing Practices; and Nature’s Best shall purchase the Products from LD Technology in accordance with this Section 2 for and on behalf of itself, its Affiliates and its sublicensees. Nature’s Best acknowledges that its right to sell the Product is a non-exclusive right and LD Technology retains the right to sell the Product and to establish a distribution network for the Product; provided, however, that any Product sold to any person other than Nature’s Best shall not bear any of Nature’s Best’s Private Label Indicia.

2.4 Minimum Purchase Requirements. In order to maintain LD Technology’s obligation to provide private labeling of the Product, Nature’s Best’s must make the following purchases of Product:

(a) As used in this Agreement a contract year shall mean the twelve months ended on November 30, and the contract quarters shall mean the three months ended February 28/29, May 31, August 31 and November 30, except that the first contract year shall commence on the date of this Agreement and end on November 30, 2019 and the first contract quarter shall commence on the date of this Agreement and end on February 28, 2019.

(b) During the first contract year, Nature’s Best must purchase and pay for [   ] Products in the first contract quarter and [   ] Products in each of the second, third and fourth contract quarters.

(c) During the second contract year, Nature’s Best shall purchase [   ] Products in each contract quarter.

(d) During the third contract year, Nature’s Best shall purchase [   ] Products in each contract quarter.

(e) During the fourth contract year, Nature’s Best shal purchase [   ] Products in each contract quarter.

(f) In the event that Nature’s Best fails to meet the purchase and payment requirements for any contract quarter, Nature’s Best shall have 15 business days from the end of such contract quarter to purchase and pay for the shortfall for such quarter, and, in the event that Nature’s Best shall have failed to pay for such shortfall, this Agreement shall automatically terminate; provided, that Nature’s Best may sell any Products which it has in inventory and which have been ordered and paid for and LD Technology shall deliver any Products ordered and paid for in accordance with the terms of the purchase order. The first Product units purchased in any quarter shall be deemed to be on account of the shortfall for the preceding quarter. Notwithstanding this Section 2.4(f), in the event that Nature’s Best’s failure to meet any minimum purchase requirement results from delays by LD Technology in delivering in a timely manner Products ordered and paid for by Nature’s Best, Nature’s Best shall be given additional time to satisfy its purchase obligations resulting from the delay in delivery.

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(g) Prior to the expiration of the fourth contract year, the Parties shall negotiate in good faith for purchase requirements for the following year, which shall reflect an increase in the quarterly purchase requirements of not less than 5% nor more than 10%.

2.5 Purchase Price. The purchase price for the Products is set forth on Exhibit B to this Agreement. In the event that LD Technology develops an Enhanced Product, it shall advise Nature’s Best of the Specification for the Enhanced Product and standard price for the Enhanced Product and the price for the Enhanced Product to be paid by Nature’s Best. In no event shall the price charged by LD Technology to Nature’s Best for any Product be greater than the lowest price charged by LD Technology to other customers or distributors for Products without the Private Label Indicia.

2.6 Payment of the Purchase Price. Each purchase order shall specify the number of Products purchased, the delivery date and the delivery location. Upon acceptance of the purchase order, Nature’s Best shall pay 100% of the purchase price of the Products ordered. Nature’s Best understands that LD Technology will not ship any Products until payment has been received, and LD Technology agrees to ship Product as promptly as possible upon receipt of payment and, unless there is a delay in payment, LD Technology shall deliver the product to the address set forth on Nature’s Best’s purchase order in accordance with the delivery schedule set forth in the purchase order.

2.7 Rights. LD Technology grants Nature’s Best the non-exclusive right to market and sell the Product in the United States, by itself or through subdistributors, and, to the extent necessary to market and sell the Product, LD Technology grants Nature’s Best the non-exclusive right to use and deal in commerce with the LD Technology Intellectual Property. References to the United States include its commonwealths and territories.

2.8 Conflicting Terms. Notwithstanding Nature’s Best’s use of its standard form of purchase order for ordering or scheduling delivery of Products hereunder or LD Technology’s use of its standard form of acceptance, nothing in either such form shall be deemed or construed as amending or modifying the terms of this Agreement and, in the event of any conflict between this Agreement and any purchase or delivery order or acceptance issued pursuant to this Agreement, the terms of this Agreement shall control.

2.9 Delivery. Shipping terms are FOB Nature’s Best location in the United States specified in the purchase order. Risk of loss shall pass to Nature’s Best when the Products are picked up by the carrier for shipment to the facility designated by Nature’s Best. All freight, customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery of Products, shall be at Nature’s Best’s expense. LD Technology shall ship Products under appropriate storage conditions and in accordance with any commercially-reasonable delivery and shipment terms requested by Nature’s Best.

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3. Manufacture; Ownership

3.1 Specifications. The Specifications for the Product are attached hereto as Exhibit A. All Products delivered to Nature’s Best shall conform to the Specifications. LD Technology shall advise Nature’s Best at least 60 days prior to any change in the Specification unless the change is necessary to comply with any government regulations or with any order or proposed order of any government agency. LD Technology represents and warrants that the Products are LD Technology’s existing standard products, modified only as provided in this Agreement.

3.2 Ownership of LD Technology’s Intellectual Property. All Know-how, Know-How Documentation and other intellectual property, including the Specifications, relating to the Products and LD Technology’s other products are, and shall continue to be, owned solely by LD Technology, and except for the right granted by this Agreement, Nature’s Best shall have no right or interest therein.

3.3 Manufacturing Process. LD Technology shall manufacture and sell the Products in strict accordance with the then most current Specifications and Regulatory Standards.

3.4 Testing of Products. LD Technology shall test, or cause to be tested, each batch of the Products manufactured pursuant to this Agreement before delivery to Nature’s Best. Such testing shall be performed at LD Technology’s facility. The requirements for such testing shall be established as part of the Specifications.

3.5 Identification Marks. Each item of the Product shall have a unique bar code. LD Technology shall account for all units of Product by bar code markings in a manner that clearly enables Nature’s Best and LD Technology to know the sale or other disposition of each unit of Product. LD Technology shall mark the Product in accordance with FDA unique device identification procedures..

4. Quality Assurance; Inspection; Legal Standards

4.1 Rejected Goods/Shortages.

(a) Within thirty (30) after delivery of a shipment of the Products, Nature’s Best shall notify LD Technology in writing of any claim of any shortage in quantity of any shipment of the Products. Nature’s Best must notify LD Technology in writing of any obvious defects in Products within ninety (90) days after delivery of a shipment of the Products and of latent defects in Products within one hundred eighty (180) days after delivery of a shipment of the Products. In the event of any rejection or shortage and as Nature’s Best’s sole remedy for non-conforming Products, LD Technology shall issue a credit to Nature’s Best for the amount billed by LD Technology for the rejected Products, or replace the Products or make up the shortage within twenty (20) days after receiving such notice and accepting such claim, as described below, at no additional cost to Nature’s Best, and shall make arrangements with Nature’s Best for the return or destruction (as designated by LD Technology) of any rejected Products, with such return shipping charges or costs of destruction to be paid by LD Technology. Upon receipt of such notice and samples or documentation, LD Technology shall have ten (10) days within which to investigate the claim of shortage or nonconformity and either accept or reject the claim. In the event of acceptance of a claim and as Nature’s Best’s sole remedy for non-conforming Products, LD Technology shall issue a credit to Nature’s Best within ten (10) days or will replace the Products or make up the shortage within twenty (20) days of receipt of the claim for nonconformity or shortage.

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(b) In the event of a conflict regarding any non-conforming Products that Nature’s Best and LD Technology are unable to resolve, a sample of such Products, together with mutually agreed upon questions, shall be submitted by Nature’s Best to an independent laboratory reasonably acceptable to both Parties for testing against the Specifications. The test results obtained by such laboratory shall be final and binding upon the Parties and the fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such laboratory’s findings are made. In the event that the test results indicate that the Products in question do not conform to the Specifications and as Nature’s Best’s sole remedy for non-conforming Products, LD Technology shall replace such Products with conforming Products, at no additional cost, to Nature’s Best within twenty (20) days after receipt of such results.

(c) In the event of any Product recall, Nature’s Best’s purchase obligations shall be suspended until the second contract quarter following the quarter in which LD Technology has resolved, to Nature’s Best reasonable satisfaction, the issues which resulted in the recall. Nothing in this Section 4.1(c) shall be construed to require a purchaser of a Product to accept a replacement product. All costs and expenses associated with the recall shall be paid by LD Technology.

4.2 Product Warranty. LD Technology shall provide Nature’s Best’s customers with its standard Product Warranty, which is set forth in Exhibit C. Any claim Warranty Claim shall be made directly by the end user to LD Technology and shall be resolved by LD Technology. LD Technology shall have no liability related to the use of CPT codes or ICD-10 used by the users.

4.3 Regulatory; Other Certifications.

(a) LD Technology will comply with all then current United States federal, state and local laws, ordinances, rules and regulations applicable to the conduct of its business, including, but not limited to, the Regulatory Standards, in manufacturing the Products and performing its other obligations hereunder. During the Term, LD Technology will maintain a manufacturing facility, personnel and quality control and quality assurance programs that comply with the Regulatory Standards.

(b) Each Party shall keep the other informed of any formal or informal inquiry by any regulatory agency of the federal government or any state authority relating to Products.

(c) Each Party shall promptly notify the other in the event such Party becomes aware of any adverse effects resulting from the use of the Product. LD Technology will promptly notify Nature’s Best in the event of any Product recall or in the event that the FDA or any other United States government regulatory agency advises LD Technologies of the possibility of a Product recall.

5. Representations and Warranties

5.1 By LD Technology. LD Technology represents and warrants that: (a) it has the right to enter into and perform all of its obligations under this Agreement; (b) the execution, delivery, and performance of this Agreement does not conflict with, violate or breach, any agreement to which LD Technology is a party; (c) LD Technology owns and hold all rights to all of the LD Technology’s Intellectual Property; (d) the Product does not infringe upon the Proprietary Rights of any third party; and (e) its facilities will be maintained as required herein and that the Products (i) will be manufactured in strict accordance with the Specifications and Regulatory Standards, and (ii) have been developed, labeled, packaged, manufactured, tested, stored, supplied and sold in accordance with the terms of this Agreement and the Regulatory Standards; and (d) the LD Technology has received marketing approval from the FDA for the marketing of the Product for the uses specified in the Product literature provided by LD Technology.

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5.2 By Nature’s Best. Nature’s Best hereby represents and warrants to LD Technology that (a) it has the right to enter into and perform all of its obligations under this Agreement, and (b) the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which Nature’s Best is a party.

6. Infringement and Other Claims

6.1 Defense and Settlement of Infringement Claim. In the event that any Infringement Claim is made against Nature’s Best or any customer of Nature’s Best, whether or not an action or proceeding has been made against Nature’s Best or any customer, Nature’s Best shall promptly notify LD Technology, and it shall be LD Technology’s responsibility, at its cost and expense, to defend any action relating to an Infringement Claim, to pay any judgment or settlement relating to an Infringement Claim and to otherwise take any action necessary to resolve the Infringement Claim. LD Technology shall also reimburse Nature’s Best for any costs and expenses, including reasonable fees and expenses of counsel, which Nature’s Best may incur as a result of an Infringement Claim. Nature’s Best’s purchase obligations shall be suspended during the period from the date Nature’s Best gives LD Technology notice of an Infringement Claim until the second contract quarter following the contract quarter in which the Infringement Claim is resolved. For the avoidance of doubt, it is understood and agreed that LD Technology shall have no responsibility or liability with respect to Nature’s Best’s trademark or other markings requested by Nature’s Best on or in the Product.

6.2 Notice of Infringement. In the event that either Party shall receive notice of any claimed infringement on the Proprietary Rights of any Third Party or in the event that an action is commenced against either Party alleging infringement, such Party shall give the other Party prompt written notice thereof, and LD Technology shall defend the action as provided in Section 6.1 of this Agreement.

6.3 Product Liability and Insurance. LD Technology shall be responsible for any loss or damage caused by the Product. LD Technology shall maintain product liability insurance with coverage limited of not less that $1,000,000 which covers the Products sold by LD Technology to Nature’s Best and shall keep such insurance in force and effect during the term of this Agreement and for five years thereafter.

7. Limitation of Liability

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY BUT SUBJECT TO THE OBLIGATIONS OF LT TECHNOLOGY SET FORTH IN SECTION 6, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

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EACH PARTY HEREBY ACKNOWLEDGES THAT THE OTHER PARTY HAS MADE NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY PROVIDED IN THIS AGREEMENT. EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PURPOSE, OTHER THAN THAT THE PRODUCT CONFORMS TO THE SPECIFICATIONS.

8. Confidentiality

8.1 Obligations. “Confidential Information” shall mean any proprietary information which is disclosed by either Party to the other in connection with this Agreement. LD Technology’s Confidential Information shall include the Know-how, the Know-how Documentation and the Specifications which is clearly marked as confidential. If any Confidential Information is disclosed orally, LD Technology shall confirm in writing as the status of the information as being confidential within ten (10) days after disclosure. Nature’s Best (a) shall treat as confidential all Confidential Information provided by the other Party, (b) shall not use such Confidential Information except as expressly permitted under the terms of this Agreement or as otherwise authorized in writing by LD Technology, and (c) shall not disclose such Confidential Information to any Third Party except as may be expressly allowed under this Agreement. Without limiting the foregoing, Nature’s Best shall use at least the same procedures and the degree of care to prevent the disclosure of Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance. The restrictions set forth in this Section 8 will remain in effect for one year after termination or expiration of this Agreement. The Parties’ obligations under this Section 8 are in addition to any other obligations of the Parties under separate confidentiality agreements between them.

8.2 Exceptions. The provisions of Section 8.1 of this Agreement shall not apply to any information or material which Nature’s Best can demonstrate:

(a) Is or becomes generally known to and available for use by the public other than as a result of disclosure by Nature’s Best, or

(b) Was independently developed by the Nature’s Best without reference to any Confidential Information, or

(c) Was disclosed to Nature’s Best by a Person who, to Nature’s Best’s knowledge, either (i) was not under an obligation of confidentiality to LD Technology or (ii) did not, directly or indirectly, acquire or obtain such information or material from a person who was under an obligation of confidentiality to LD Technology.

8.3 Disclosure Pursuant to Legal Process. In the event that the Nature’s Best is required by applicable law, regulation or legal process, to disclose any of the LD Technology’s Confidential Information, Nature’s Best will notify LD Technology promptly so that LD Technology may, at its cost, seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. Nature’s Best shall not disclose any Confidential Information until the court has made a ruling. In the event that no such protective order or other remedy is obtained, or in the event that LD Technology waives compliance with the terms of this Section 10, Nature’s Best will furnish only that portion of the Confidential Information which it is advised by its counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

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8.4 Equitable Relief. Nature’s Best agrees that any violation or threatened violation of any of the provisions of this Section 8 shall cause immediate and irreparable harm to LD Technology. In the event of any breach or threatened breach of this Agreement, Nature’s Best agrees that LD Technology may seek preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Nature’s Best from any violation or threatened violation of such provisions and compelling Nature’s Best to comply with such provisions. This Section 8.4 shall not affect or limit, and the injunctive relief provided in this Section 8.4 shall be in addition to, any other remedies available to LD Technology at law or in equity for any such violation.

8.5 Return of Confidential Information. Upon the expiration or termination of this Agreement, each Party shall return or destroy and remove from its computer system all Confidential Information of the other Party except that Nature’s Best may maintain one (1) copy of archival purposes and either Party shall be entitled to retain any Confidential Information which is required to be maintained by regulatory authorities, in each case subject to the obligations of confidentiality set forth in this Section 8.

8.6 Obligations Survive Termination. LD Technology’s obligations pursuant to this Section 8 shall survive any termination of this Agreement.

9. Term/Termination

9.1 Term and Expiration. The term of this Agreement (the “Term”) shall begin on the date of this Agreement and will continue until November 30, 2022. For each contract quarter for which Nature’s Best meets the minimum purchase requirements, the Term shall be extended for a period of one contract quarter. For the avoidance of doubt, for the first contract quarter for which Nature’s Best meets its purchase requirement, the Term shall be extended to February 28, 2023.

9.2 Mutual Consent. This Agreement may be terminated at any time upon the written mutual agreement of the Parties.

9.3 Termination for Failure to Meet Minimum Purchase Requirements. In the event that Nature’s Best fails to meet the minimum purchase and payment requirements set forth in Section 2.4 and has not made up any shortfall as provided in Section 2.4, this Agreement shall automatically terminate as provided in Section 2.4(f). Termination shall be LD Technology’s sole remedy for Nature’s Best’s failure to meet minimum purchase requirements.

9.4 Inclusive Remedy. Except as otherwise provided in this Agreement, each Party shall have the rights and remedies set forth herein in addition to any other remedies which it may have under law or equity. Each Party shall have the sole discretion to determine which of its available rights and remedies, if any, it shall pursue and such Party shall not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Agreement.

9.5 Survival. Expiration or termination of this Agreement shall not relieve either Party of its obligations incurred prior to expiration or early termination. Notwithstanding anything to the contrary contained in this Agreement, the following provisions of this Agreement shall survive any termination: 2.3 (last sentence), 3.2, 4.1, 6, 7, 8, 9.6, 10, 11, and Section 1 to the extent definitions are embodied in the preceding listed Sections, as well such other provisions as, by their context are intended to survive such expiration or termination.

10. Governing Law; Dispute Resolution

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10.1 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida applicable to agreements executed and to be performed wholly within such state and without regard to principles of conflicts of law.

10.2 Arbitration.

(a) Except as provided in Sections 8.4of this Agreement, any dispute, controversy or claim arising out of or in relation to this Agreement or the breach hereof shall be finally settled by binding arbitration in Miami, Florida in accordance with the rules then in effect of the American Arbitration Association by three (3) arbitrators, one appointed by LD Technology, one appointed by Nature’s Best and the third arbitrator to be selected by mutual agreement of the initial two arbitrators. In the event that either Party appoints an arbitrator and the other Party fails to appoint an arbitrator within sixty (60) days following the appointment of the first arbitrator, the second arbitrator shall be appointed by or in accordance with a procedure established by the presiding officer of the American Arbitration Association in Miami, Florida. In the event that the two arbitrators fail to select a third arbitrator within sixty (60) days after the appointment of the second arbitrator, the third arbitrator shall be appointed in the manner set forth in the preceding sentence. The award rendered shall be final and binding upon both Parties; provided, however, that the arbitrators shall have no power or authority to amend any provisions of this Agreement. The judgment rendered by the arbitrators shall include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses

(b) The provisions of Section 10.2(a) shall not apply to, and neither Party shall be prevented from, seeking injunctive or other equitable relief and/or damages from any court having jurisdiction pursuant to Section 8.4.

11. General Provisions

11.1 Independent Contractors. In all matters relating to this Agreement, Nature’s Best and LD Technology shall act as independent contractors, neither shall be the employee, joint venturer, partner or agent of the other, and each shall assume any and all liability for its own acts. Neither Nature’s Best nor LD Technology shall have any authority to assume or create obligations, express or implied, on behalf of the other Party or any subsidiary or Affiliate of the other Party, and neither Party shall have any authority to represent the other Party as its agent, employee, partner or in any other capacity.

11.2 Entire Agreement. This Agreement, including all exhibits hereto which constitute an integral part of this Agreement, sets forth the entire agreement and understanding between the Parties and supersedes all prior or contemporaneous written or oral agreements, promises, representations, understandings, letters of intent and negotiations, between the Parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement or a waiver and is signed by authorized officers of the Parties to this Agreement, or, in the case of waiver, by the Party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any Party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the Parties that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances. No delay or failure by either Party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other rights.

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11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns. Notwithstanding the foregoing, neither Party hereto shall have the right to assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Party, except that each Party shall have the right to assign its interest in this Agreement in the event of the merger or consolidation of that Party into another entity or in the event of a sale by that Party of all or substantially all of its operating assets or, in the case of Nature’s Best, its rights to distribute the Products.

11.4 Partial Invalidity. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court of competent jurisdiction or an arbitrator, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way and the invalid, illegal or unenforceable provision shall be reformed by such court or arbitrator to best approximate the original intent of the Parties in a manner consistent with applicable law.

11.5 Notices. All notices, requests or other communications required or permitted to be given under this Agreement to any Party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail, overnight courier services with provided evidence of delivery or attempted delivery, or email or facsimile to the recipient at the address set forth in the introductory paragraph of this Agreement to the attention of the person who signed this Agreement on behalf of such party, or at such other address or telecopy number or email as such is set forth on the signature page of this Agreement. Any Party may, by like notice, change the address, person, facsimile number or email to whom notice is directed. Notice shall be deemed given when received or when attempted delivery is made, provided that notice by email or telecopier shall be deemed given when receipt is acknowledged by the recipient. If no telecopier number is given for either Party, notice to such Party shall not be given by telecopier.

11.6 Force Majeure. If the performance of this Agreement or any obligations hereunder, other than the payment of money, is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, terrorism, any law, order, proclamation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the control of the Parties hereto, the Party so affected, upon giving prompt notice to the other Party shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference.

11.7 Further Instruments. Each Party shall, without payment of any additional consideration by any other Party, at any time on or after the execution of this Agreement take such further action and execute such other and further documents and instruments as the other Party may reasonably request.

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11.8 Expenses. Each party shall pay its own expenses in connection with this Agreement.

11.9 Counterparts and Headings. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Headings in this Agreement are included herein for convenience or reference only and shall not constitute a part of this Agreement for any other purpose.

11.10 Mutual Drafting. The Parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the Parties and will not be deemed or construed as having been drafted by any one Party, (b) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement and (d) neither the drafting history nor the negotiating history of this Agreement or the Transaction Documents may be used or referred to in connection with the construction or interpretation thereof.

11.11 Delivery of Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. If less than a complete copy of this Agreement is delivered by either party, the other party is entitled to assume that delivering party accepts and agrees to all of the terms and conditions of the pages not delivered unaltered.

[The Next Page is the Signature Page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written in the Preamble hereof.

NATURE’S BEST BRANDS, INC.

By:	/s/ Larry Biggs
Name:	Larry Biggs
Title:	CEO

LD TECHNOLOGY, LLC

By:	/s/ Albert Maarek
Name:	Albert MAAREK
Title:	CEO LD TECHNOLOGY

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Exhibit A

Specifications

"TM-FLOW System” includes the combination of proprietary hardware (Sweat C system, TBL-ABI system, LDOXI oximeter), and software which allows for the recording and analysis of sudomotor function, ankle brachial measurements and Cardiac Autonomic Reflex tests hereafter referred to as the “Product”.

“PRODUCT” SPECIFICATIONS

1. Software: PC8B

2. Hardware: Galvanic Skin Response

a. Electronic Hardware box Ref. LDT-17 (Q=1)

b. Disposable Electrodes (Q=100)

c. Reusable Cables: Ref. LDT-19 (Q=2)

d. USB cable

3. Hardware: Oximeter Ref. LD Oxy

a. Oximeter connection cable: Ref. OxiC OR LD OXY Bluetooth

4. Hardware: Ankle Brachial Index (ABI)

Standard Bluetooth Blood Pressure Cuffs (Q=3) and Large Bluetooth Blood Pressure Cuff (Q=1). Ref. TBL ABI

5. Manometer and Mouthpieces

Exhibit B

Pricing

Pricing is based on the quantity of units purchased per quarter.

Period	Purchase Commitment/Quarter	Price per Unit
Year 1, First quarter	[ ]	$	[ ]
Year 1, Second, third and Fourth quarters	[ ]	$	[ ]
Year 2, all quarters	[ ]	$	[ ]
Year 3, all quarters	[ ]	$	[ ]
Year 4, all quarters	[ ]	$	[ ]

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Exhibit C

Product Warranty

LD Technology Products (medical devices and/or accessories) are warranted to be free from defects in materials and workmanship appearing within ONE YEAR from the date of delivery.

The OBL distributor has the option to purchase each year and for 4 years an extended warranty for $500 per year. The extended warranty will cover the hardware and accessories as well as the update of the software.

At our discretion, we will either repair or replace, free of charge, any LD Product covered by the above warranties.

Repair or replacement is our only responsibility, and your only remedy under the above warranties.

THE FOREGOING IS THE SOLE WARRANTY PROVIDED BY OUR COMPANY IN CONNECTION WITH THE PRODUCTS, AND OUR COMPANY HEREBY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IMPLIED WARRANTIES AND OTHER TERMS THAT MAY BE IMPOSED BY LAW, IF ANY, ARE LIMITIED IN DURATION TO THE PERIOD OF THE ABOVE EXPRESS WARRANTY.

OUR COMPANY SHALL NOT BE LIABLE FOR LOSS OF USE OR ANY OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT COSTS, EXPENSES OR DAMAGES.

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